P R E L I M I N A R Y        C O P I E S


                               PS FINANCIAL, INC.

                             4800 South Pulaski Road
                          Chicago, Illinois 60632-4195
                                 (773) 376-3800
--------------------------------------------------------------------------------





                                                                  March 29, 2000





Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of PS Financial, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders of the Company. The meeting will be held at 11:00 a.m., local time, on May 3, 2000 at the main office of the Company located at 4800 South Pulaski Road, Chicago, Illinois.

         At the meeting, stockholders are being asked to elect two directors and to ratify the appointment of Crowe Chizek and Company as the Company's independent auditors for the fiscal year ending December 31, 2000. Stockholders are also being asked to vote on a resolution proposed by a stockholder, as described herein. Your board of Directors recommends that you vote FOR the nominees named herein and FOR the ratification of the appointment of the independent auditors. Your Board of Directors unanimously recommends you vote AGAINST the stockholder proposal.

         Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.


                                        Very truly yours,




                                        Kimberly P. Rooney
                                        President and Chief Executive Officer

                               PS Financial, Inc.
                             4800 South Pulaski Road
                             Chicago, Illinois 75711
                                 (773) 376-3800


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held on May 3, 2000

         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of PS Financial, Inc. (the "Company") will be held at the main office of the Company located at 4800 South Pulaski Road, Chicago, Illinois on May 3, 2000 at 11:00 a.m., local time.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of two directors of the Company;

         2. The ratification of the appointment of Crowe, Chizek and Company, LLP as auditors for the Company for the fiscal year ending December 31, 2000;

         3.       A stockholder proposal if presented by its proponent;

and such other matters as may properly come before the Meeting, or at any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 15, 2000 are the stockholders entitled to vote at the Meeting, and any adjournments or postponements thereof.

         You are requested to complete and sign the enclosed Proxy Card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                   By Order of the Board of Directors




                                   Kimberly P. Rooney
                                   President and Chief Executive Officer

Chicago, Illinois
March 29, 2000


--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED
IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                               PS Financial, Inc.
                             4800 South Pulaski Road
                             Chicago, Illinois 75711
                                 (773) 376-3800


                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 3, 2000


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and executive officers named in this proxy statement of PS Financial, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") which will be held at the main office of the Company located at 4800 South Pulaski Road, Chicago, Illinois on May 3, 2000 at 11:00 a.m., local time, and all adjournments or postponements of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 29, 2000. Certain of the information provided herein relates to Preferred Savings Bank (the "Bank"), a wholly-owned subsidiary and predecessor of the Company.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of two directors of the Company; (ii) the ratification of the appointment of Crowe, Chizek and Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and
(iii) a stockholder proposal as described herein.

Vote Required and Proxy Information

         All shares of common stock of the Company, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed WHITE proxy cards will be voted FOR the nominees named herein, FOR the ratification of the appointment of independent auditors and AGAINST the stockholder proposal. The Company does not know of any matters, other than as described in the Notice of Annual Meeting of Stockholders, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed WHITE proxy card and acting pursuant thereto will have the discretion to vote on such matters in accordance with their best judgment.

         Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of the votes cast on the matter shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal will have the same effect as votes against the proposal. Votes withheld (for the election of directors) and broker non-votes will have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes will be treated as shares present at the Meeting for purposes of determining a quorum.

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments or postponements thereof. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to S. J. Ptak, Secretary, at the address shown above.

Voting Securities and Principal Holders Thereof

         Stockholders of record as of the close of business on March 15, 2000 will be entitled to one vote for each share then held. As of that date, the
Company had 1,669,290 shares of Common Stock issued and outstanding. The following table sets forth, as of March 15, 2000, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock; (ii) the Chief Executive Officer; and (iii) all directors and executive officers of the Company and the Bank as a group. For information regarding the beneficial ownership of Common Stock by directors of the Company, see "Proposal I--Election of Directors--General."


                                                     Shares         Percent
                                                  Beneficially        of
         Beneficial Owner                             Owned          Class

Paul J. Duggan                                        131,700        7.89%
Jackson Boulevard Capital Management, Ltd.
Jackson Boulevard Equities, L.P.
Jackson Boulevard Partners
Jackson Boulevard Investments, L.P.
Jackson Offshore Fund, Ltd.
Vincent Cainkar
Burbank Partners
Louis F. Cainkar, Ltd. Profit Sharing Plan (1)
53 West Jackson Blvd.
Suite 400
Chicago, Illinois 60604

PS Financial, Inc.(2)                                 172,814       10.35
Employee Stock Ownership Plan ("ESOP")
4800 South Pulaski Road
Chicago, Illinois 60632-4195

Kimberly P. Rooney, President,(3)                     109,668        6.48
  Chief Executive Officer and Director
4800 South Pulaski Road
Chicago, Illinois 60632-4195

All directors and executive                           119,485       11.50
  officers (7 persons) as a group(4)
-----------

(1) The above information is as reported by Paul J. Duggan ("Duggan"), Jackson Blvd Capital Management Ltd. ("Jackson Capital"), Jackson Blvd Equities, L.P. ("Jackson Equities"), Jackson Blvd Investments, L.P. ("Jackson Investments"), Jackson Offshore Fund, Ltd. ("Jackson Offshore"), Vincent Cainkar, Burbank Partners, and Louis F. Cainkar, Ltd. Profit Sharing Plan on Amendment No. 3 to Schedule 13-D dated February 24, 2000. Pursuant to such report, Duggan reported sole voting and dispositive power over 500 shares, shared voting power over 112,575 shares and dispositive power over 37,814 shares. Jackson Capital reported sole voting and dispositive power over no shares, shared voting power over 57,075 shares and dispositive power over 75,700 shares. Jackson Equities reported sole voting and dispositive power over no shares and shared voting and dispositive power over 37,814 shares. Jackson Partners reported sole voting and dispositive power over no shares and shared voting and dispositive power over 55,500 shares. Jackson Investments reported sole voting and dispositive power over no shares and shared voting and dispositive power over 19,261 shares. Jackson Offshore reported sole voting and dispositive power over no shares, shared voting power over no shares and shared dispositive power over 18,625 shares. Vincent Cainkar reported sole voting and dispositive power over 100 shares and shared voting and dispositive power over 22,000 shares. Burbank Partners reported sole voting and dispositive power over no shares and shared voting and dispositive power over 17,900 shares. Louis F. Cainkar, Ltd. Profit Sharing Plan reported sole voting and dispositive power over no shares and shared voting and dispositive power over 3,100 shares.

(2) The amount reported represents shares held by the Employee Stock Ownership Plan ("ESOP"), 75,027 of which have been allocated to accounts of participants. First Bankers Trust, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.

(3) Includes shares held directly as well as 15,195 shares allocated to Ms. Rooney's account pursuant to the Company's ESOP and 21,822 shares which Ms. Rooney has the right to acquire pursuant to stock options that are currently exercisable.

(4) Amount includes shares held directly, as well as shares allocated to such individuals under the ESOP, shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole voting and/or investment power. The amounts reported include 64,700 shares subject to currently exercisable options awarded to such individuals pursuant to the Stock Option Plan.

                       PROPOSAL I - ELECTION OF DIRECTORS

General

         The Company's Board of Directors currently consists of six members, each of whom is also a director of the Bank with the exception of L.G. Ptak. The Board is divided into three classes, and approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

         The following table sets forth certain information, as of March 15, 2000, regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

                                                                                 Shares of
                                                                                Common Stock  Percent
                             Position(s) Held               Director  Term to   Beneficially    of
            Name       Age   in the Company                 Since(1)   Expire    Owned(2)     Class
--------------------- ----   ------------------------------ -------- ---------  ------------- -------
                                         NOMINEES

Jeanine M. McInerney   42    Director                         1996       2003       8,164      0.49%
Rocco DiIorio          68    Director                         1990       2003      10,164      0.61

                             DIRECTORS CONTINUING IN OFFICE

Edward Wolak           76    Director                         1969       2001      15,164      0.91
Lorraine G. Ptak       75    Director                         1975       2001      84,552      4.99
Sylvester J. Ptak      75    Chairman of the Board            1969       2002      84,552      4.99
Kimberly P. Rooney     43    President, Chief Executive       1989       2002     109,668      6.48
                             Officer and Director

(1)      Includes service as director of Preferred Savings Bank.

(2) Amount includes shares held directly, as well as shares allocated to such individuals under the ESOP, shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole voting and/or investment power. The amounts reported also include 4,364, 4,364, 4,364, 4,364, 21,822 and 21,822 shares which Ms. McInerney, Mr. DiIorio, Mr. Wolak, Ms. Ptak, Mr. Ptak and Ms. Rooney, respectively, have the right to acquire pursuant to stock options that are currently exercisable.

                                        3

         The principal occupation of each director of the Company and each nominee for director is set forth below. All directors and nominees have held their present positions for at least 5 years unless otherwise indicated.

         Sylvester J. Ptak. Mr. Ptak is the Chairman of the Board and Vice President of the Bank, a position he has held since 1995. Mr. Ptak has been a member of the Board of Directors of the Bank since 1969. He also served as Secretary of the Bank from 1969 to 1975 and President and Chief Executive Officer of the Bank from 1975 to 1995. Mr. Ptak is the father of President Rooney and husband of Secretary-Treasurer Lorraine Ptak. As Chairman of the
Board and Vice President of the Bank, Mr. Ptak supervises the lending department.

         Kimberly P. Rooney. Ms. Rooney is currently serving as President and Chief Executive Officer of the Bank, a position she had held since 1995. Prior to joining the Bank as President, Ms. Rooney served as an attorney for the Bank. From time to time, Ms. Rooney performs legal work for long-time clients. Ms. Rooney is the daughter of Chairman Ptak and Secretary-Treasurer Lorraine Ptak.

         Jeanine McInerney. Ms. McInerney is a clinical nurse consultant with Healthpoint Medical. She has been employed as a nurse for approximately 15 years.

         Rocco DiIorio. Mr. DiIorio is a retired sewer contractor.

         Edward Wolak. Mr. Wolak is a retired plant engineer with Crown Stove, Inc., a position he held for approximately 40 years. Mr. Wolak is the spouse of Lorraine Ptak's sister.

         Lorraine G. Ptak. Ms. Ptak is currently serving as Secretary-Treasurer of the Bank, a position she has held since 1975. Mrs. Ptak is also a director of the Holding Company. Ms. Ptak is the wife of Chairman S.J. Ptak and the mother of President Rooney.

         Paul J. Duggan has notified the Company of his intent to nominate himself and Vincent Cainkar to stand for election to the Board of Directors at the Meeting. In the event Mr. Duggan solicits proxies in opposition to the recommendations of your Board, we will provide you with additional information. YOUR BOARD OF DIRECTORS URGES YOU TO RETURN ONLY MANAGEMENT'S WHITE PROXY CARD, WHICH IS ENCLOSED, AND TO VOTE "FOR" THE ELECTION OF EACH OF THE BOARD'S NOMINEES.

Meetings and Committees of the Board of Directors

         Meetings of the Company's Board of Directors generally are held on a quarterly basis. The Board of Directors met four times during the fiscal year ended December 31, 1999. During fiscal 1999, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings. The Company has standing Nominating, Audit and Compensation Committees.

         The Bank's Board of Directors generally meets monthly and may have additional special meetings upon request of the Chairman of the Board, the President or one-third of the directors. The Board of Directors of the Bank met twelve times during the year ended December 31, 1999. During fiscal 1999, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. The Board of Directors has standing Nominating, Loan, Investment, Audit, CRA and Interest Rate Risk Committees.

         The Nominating Committee is composed of Directors S.J. Ptak, Kimberly Rooney and L.G. Ptak and selects the annual nominees for election as directors. This Committee met one time during the fiscal year ended December 31, 1999.

         The Loan Committee meets to approve all loans originated by the Bank and sets interest rates for all loan types. The entire Board of Directors comprises the Loan Committee. This Committee met twelve times during calendar year 1999.

         The Investment Committee develops investment objectives and performance standards consistent with the Bank's financial needs and reviews the Bank's investment policies and recommends changes to the full Board. This Committee is comprised of Chairman Ptak, President Rooney and Chief Financial Officer Przybyl and met twelve times during calendar year 1999.

         The Audit Committee meets at least annually to review and recommend the Company's and the Bank's engagement of external auditors. Such Committee reviews audit reports and related matters and acts as the liaison with Preferred Savings' external auditors and the Board. Directors DiIorio, McInerney and Wolak currently comprise the Committee. This Committee met one time in 1999.

         The Compensation Committee is responsible for administration of the Stock Option Plan and the RRP. The members of the Compensation Committee are Directors McInerney, Wolak and DiIorio. This Committee met one time during fiscal 1999.

         The CRA Committee meets on a monthly basis to review compliance with the Community Reinvestment Act. The CRA Committee is composed of the entire Board of Directors. This Committee met twelve times during calendar year 1999.

         The Interest Rate Risk Committee is comprised of Chairman Ptak, Director Rooney and officer Przybyl. This Committee meets quarterly to review the Bank's interest rate risk position and product mix and make recommendations for adjustments to the full Board. This Committee met four times in fiscal 1999.

Director Compensation

         The Board of Directors of the Company are not paid a fee for Board Meetings attended. The Board of Directors of the Bank are paid a monthly fee of $300 for service on the Board. Directors do not receive any compensation for Committee meetings attended.

Executive Compensation

         The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal year ended December 31, 1999 of the Company's Chief Executive Officer. No other executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1999.

                             SUMMARY COMPENSATION TABLE
                                                                    Long Term
                                                                   Compensation
                                                                      Awards
                                                              --------------------
                                     Annual Compensation      Restricted
                                   -------------------------    Stock    Options/   All Other
                                   Fiscal Salary    Bonus      Award(s)     SARs   Compensation
      Name and Principal Position   Year    ($)      ($)          ($)       (#)       ($)(3)
---------------------------------- ------ --------- --------- ---------- --------- ------------
Kimberly P. Rooney, President,      1999    $92,000  $18,000$       ---       ---        $  ---
Chief Executive Officer and
Director(1)                         1998     87,000   10,000        ---       ---       138,883

                                    1997     78,000   10,000  305,494(2) 54,553(2)       20,858
================================== ====== ========= ========= ========== ========= ============

(1) Pursuant to SEC rules, the table excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.

(2) Pursuant to the Stock Option and Incentive Plan, the Company granted to Ms. Rooney an option to purchase 54,553 shares. In addition, pursuant to the Company's Recognition and Retention Plan, the Company granted to Ms. Rooney 21,821 shares of restricted stock with a value of $305,494 based on the market price of PS Financial, Inc. Common Stock on May 26, 1997.

(3) Amount reflects the dollar value of shares allocated to Ms. Rooney's account pursuant to the Company's ESOP.

Employment Agreement And Severance Agreements

         The Bank has entered into employment agreements with Chairman Ptak and President Rooney providing for an initial term of three years. The agreements provide for an annual base salary in an amount not less than each individual's respective salary and provide for an annual extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Bank. The agreements also provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Bank.

         In addition, in the event of an "involuntary termination" in which the employment of the employee is terminated without the written consent of the employee and includes a material diminution of or interference with the employee's duties, responsibilities and benefits as specified in the agreements, the employee will be entitled to the benefits under the agreement for the remaining term of the agreement.

         The employment agreements provide for payment to Chairman Ptak and President Rooney of an amount equal to 299% of their five-year annual average compensation, respectively, in the event there is a "change in control" of the Bank where employment involuntarily terminates in connection with such change in control or within twelve months thereafter. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss.574.3 or 4. Such events are generally triggered prior to the acquisition or control of 25% of the Holding Company's common stock. If the employment of Chairman Ptak or President Rooney had been terminated as of December 31, 1999 under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump sum cash payment of approximately $141,916 and $229,752, respectively. The agreements also provide for the continued payment to Chairman Ptak and President Rooney of health benefits for the remainder of the term of this contract in the event such individual is involuntarily terminated in the event of change in control.

         The Bank entered into a change in control severance agreement with Officer Jeffrey Przybyl. The agreement became effective upon completion of the Conversion and provides for an initial term of 18 months. The agreement provides for extensions of one year, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreement provides for termination for cause or in certain events specified by OTS regulations.

         The agreement provides for a lump sum payment to Mr. Przybyl of $40,000 and the continued payment for the remaining term of the contract of life and health insurance coverage maintained by the Bank in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five-year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the agreement, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss.574.3 or 4 or any successor regulation. Such events are generally triggered prior to the acquisition of control of 25% of the Company's Common Stock.

         The following table provides information as to the value of the options held by the Company's President and Chief Executive Officer at December 31, 1999, none of which have been exercised. No stock appreciation rights were granted as of such date.

                Aggregated Option/SAR Exercises in Last Fiscal Year and Year-end Option/SAR Values


                                                  Number of Securities        Value of Unexercised
                                                 Underlying Unexercised           In-the-Money
                       Shares                       Options/SARs at              Options/SARs at
                      Acquired      Value            FY-End (#)                 FY-End ($)(2)
                     on Exercise   Realized  ---------------------------- ----------------------------
            Name         (#)         ($)      Exercisable   Unexercisable Exercisable    Unexercisable
-------------------- ------------ ---------- ------------- -------------- ------------ ---------------
Kimberly P. Rooney       --           ---      21,822(1)      32,733(1)     $18,657         $27,986
==================== ============ ========== ============= ============== ============ ===============

(1) Represents options to purchase Common Stock awarded to the Company's Chief Executive Officer and President. The options vest in five equal annual installments. The first installment vested on May 26, 1998, with the remaining installments to vest equally on May 26, 1999, 2000, 2001 and 2002.

(2) Represents the aggregate market value (market price of common stock less the exercise price) of the options based upon the closing price of $11.875 per share of the common stock as reported on the Nasdaq National Market on December 31, 1999. The exercise price of each option held by Ms. Rooney is $11.02.

Certain Transactions

         The Bank has followed a policy of granting loans to officers, directors and employees, if such loans are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and employees must be approved by the Bank's loan committee. All loans by the Bank to its executive officers and directors are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to executive officers and directors be made on terms and conditions comparable to those for similar transactions with non-affiliates. At December 31, 1999 there were no loans to executive officers and directors and their associates.


                                   PROPOSAL II
                   RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for Crowe, Chizek and Company, LLP to be its auditors for the 2000 fiscal year, subject to the ratification of the appointment by the Company's stockholders. A representative of Crowe, Chizek and Company, LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he so desires.


         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY, LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.


                                  PROPOSAL III
                 STOCKHOLDER PROPOSAL ON THE SALE OF THE COMPANY

         Paul J. Duggan ("Duggan"), 53 West Jackson Boulevard, Suite 400, Chicago, Illinois 60604, has given notice that he intends to present the proposal set forth below for consideration at the Annual Meeting. Duggan has informed the Company that he beneficially owns 131,700 shares of Common Stock. The Board of Directors of the Company is opposed to this proposal and urges shareholders to vote "Against" the proposal. To be approved, the proposal must receive the affirmative vote of a majority of the votes cast on the proposal.

Proposed Resolution

         RESOLVED, that the stockholders of the Company, believing that the value of their investment in the Company can best be maximized through a sale or merger of the Company, hereby request that the Board of Directors promptly proceed to effect such a sale or merger by (i) retaining a leading qualified investment banking firm for the specific purpose of soliciting offers to acquire the Company by sale or merger and (ii) establishing a committee of the Board of Directors consisting of all directors, who are not current or former officers or employees of the Company or related by blood or marriage to a current or former officer or employee of the Company, to consider and recommend to the full Board of Directors for approval the best available offer to acquire the Company by sale or merger.

Supporting Statement

         This Resolution and Supporting Statement were written with facts available to this writer (Paul Duggan) as of November 17, 1999. Results of the company's fiscal year will not be available until February 2000.

         PS Financial, Inc. (PSFI) went public in November of 1996. On January 13, 1998, when PSFI stockholders were credited with a taxable dividend of $4.00, the stock closed at $15.25. In the 22 months since, PSFI's stock has fallen to $11.75 per share (a 23% decline). During the same time frame, the value of the Dow Jones Industrial Average has risen 40.75%, the S&P 500 has grown 48.38%, the NASDAQ has grown 112.07%, and the NASDAQ Bank Index has fallen 5.6%. The stock of PSFI has under-performed its peer group and the broad market averages. During this period of decline, PSFI has raised its dividend, increased its earnings and completed numerous buy-backs. Despite the best efforts of management, the company's stock has languished.

         Consolidation, increased size and efficiency will be the trends for the new millennium. PSFI stockholders should also benefit from these trends. Current regulations now favor merger and consolidation. Now is the time for management and stockholders to cash out and move on. I believe the market is ignoring smaller thrifts. Value today is placed on larger operations in the financial arena. Consolidations make sense and justify the costs of web sites, ATM networks and marketing. Efficiency is a prime mover in financial consolidation. PSFI, a single office operation, would be a fine branch for a larger concern. PSFI currently trades at less than book value. Buyers would pay a premium over book value for the core deposit and real estate location of PSFI. It is time to do something different. A No vote is a vote for the status quo. A Yes vote for the stockholder proposal is a vote to maximize value and a vote to move forward. I urge you to consider voting Yes for the proposal.

Statement of the Board of Directors of the Company in Opposition to the Stockholder Proposal

         The Board of Directors of the Company recommends that you vote "AGAINST" this proposal for the following reasons:

         The Board of Directors of the Company is committed to maximizing value for shareholders and pursues the course of action that will, in the Board's judgment, best achieve that objective. As such, the Board, in consultation with its advisors, reviews on a regular basis strategic alternatives and opportunities available to the Company in furtherance of maximizing shareholder value. Subsequent to receiving the stockholder proposal, the Board of Directors engaged Keefe, Bruyette & Woods, Inc., a firm that specializes in financial institutions to analyze the Company's business plan and advise the Board on ways to maximize stockholder value. Keefe, Bruyette & Woods has been familiar with the Company since it acted as investment banker during the Company's mutual to stock conversion in 1996.

         Upon completion of the 1996 stock conversion, the Company had an equity to assets ratio of 42.8%, well in excess of industry standards, regulatory requirements and the amount necessary to execute its long term business plan. Return on equity, a measure of stockholder value, was 2.97% for the first full fiscal year of operations after completion of the conversion. Since the time the Company went public, the Board of Directors has continuously sought ways to maximize the Company's value and utilize its excess capital. The Board of Directors introduced a regular quarterly cash dividend in the second quarter of 1998 at $0.12 per share, increasing this steadily over time to its current rate of $0.14 per share, a 16.7% increase since the initial dividend. Further, the Board declared a special one time dividend of $4.00 per share in December, 1997 as a way to further utilize the excess capital. The Company has also utilized share repurchases and since its inception has repurchased 488,681 shares at a total cost of $6.4 million. As of September 30, 1999, the equity to assets ratio stood at 16.37% and the return on equity for the nine months then ended was 8.07%.

         As part of its recent analysis of the Company's business plan, Keefe, Bruyette & Woods analyzed several potential scenarios developed by management and presented them to the Board of Directors. The Board of Directors determined, based on its discussions with Keefe, Bruyette & Woods, that continuing to enhance stockholder value by repurchasing additional shares through a dutch auction tender offer, [which we recently] completed and refining and implementing our business plan, would be in the best short-term interest of stockholders.

         In the [recently completed] dutch tender, the Company purchased 20% of its outstanding shares at $______ per share for a total of $____________. The transaction was designed to enhance the Company's balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and shares outstanding.

         The Board and management of PS Financial believe that the Company's financial performance compares favorably with other publicly traded thrift institutions. In measuring financial performance, management compared the cumulative total shareholder return on the Company's common stock with the cumulative return on the NASDAQ Combined Bank Index, the SNL Thrift Index and the BKX, which is a capitalization-weighted index consisting of 24 exchange-listed and NASDAQ Market System stocks, representing national money center banks and leading regional institutions. Total return assumes the reinvestment of all dividends. For the twelve months ended December 31, 1999, the total shareholder return on the Company's common stock was 18.0%. By comparison, the NASDAQ Combined Bank Index was down 8.0%, the SNL Thrift Index was down 21.0% and the BKX index was down 6.0% for the same period.

         The Board and management of PS Financial, after consultation with its advisors, believe that the best method to maximize value for shareholders is to continue to pursue its business plan with a goal of achieving a return on equity of 10.25% by September 30, 2001, subject to market conditions.

         In addition to implementing its own initiatives, the Board remains open and welcomes viable suggestions from all of the Company's shareholders to further enhance shareholder value. However, the Board does not believe that placing a "for sale" sign on the Company is in the best long-term interest of shareholders, particularly in light of the difficult current market for financial institution stocks.

         The Board believes that the intent of the Proposal is to force the Board to sell the Company to a third party as soon as possible. The Board is committed to considering all options available to the Company for enhancing shareholder value, including through potential merger and/or other business combination transactions. The Board and management recognize that the banking industry is in the process of undergoing tremendous change and will remain attuned to the marketplace to make sure the Company's shareholders benefit fully from the best opportunities for growth in shareholder values the future will provide. The Board will responsibly review any offer for a combination with the Company and exercise its business judgment to determine whether to accept such an offer. However, the Board does not believe that putting the Company on the "auction block", without reviewing all alternatives, is likely to result in maximizing shareholder value.

         The Board believes strongly that adoption of the Proposal is not in the best long-term interest of shareholders. In the Board's opinion, Mr. Duggan, the proponent of the Proposal, is pursuing a short-term agenda, without regard to the long-term interests of the Company or the other shareholders, which will not maximize shareholder value. While we recognize that the Proposal only requests certain action by the Board and does not obligate the Board to take any action, an announcement that the Proposal has been adopted could severely damage the Company's long-term relationships with its customers. Moreover, the Company may have difficulty retaining employees and attracting new employees if the Proposal is adopted. This could adversely impact the Company's ability to effectively compete in the short-and-long term, resulting in a possible decline in revenues and a corresponding decline in shareholder value. Moreover, Mr. Duggan's actions have already resulted in the Company incurring expenses and diverting resources that could have been put to better use.

         The Board is dedicated to maximizing value for all shareholders. We believe the Company is well positioned to deliver exceptional shareholder value.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" PROPOSAL III.


                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office, located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195, no later than January 3, 2001. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act, as amended. Otherwise, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195 by February 22, 2001; provided, however, that in the event that the date of the annual meeting is held before April 13, 2001 or after June 2, 2001, the stockholder proposal must be received not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All stockholder proposals must also comply with the Company's by-laws and Delaware law.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.


                                   BY ORDER OF THE BOARD OF DIRECTORS




                                   Kimberly P. Rooney
                                   President and Chief Executive Officer

Chicago, Illinois
March 29, 2000

                                    APPENDIX

         The following table sets forth the names, principal occupations, business addresses and the number of shares of the common stock of PS Financial, Inc. (the "Company") beneficially owned by the directors of the Company and Preferred Savings Bank (the "Bank") and such other officers and employees, and associates of such directors, officers and employees, as may be deemed participants in this proxy solicitation under the federal securities laws (together the "Participants").

              Name, Occupation and Address                 Shares Owned(1)
              ----------------------------                 ---------------
Sylvester J. Ptak                                              80,188
Chairman
PS Financial, Inc.
4800 S. Pulaski Road
Chicago, Illinois  60632

Kimberly P. Rooney                                             65,745
President & CEO; Director
PS Financial, Inc.
4800 S. Pulaski Road
Chicago, Illinois  60632

Jeffrey Przybyl                                                15,696
Chief Financial Officer
PS Financial, Inc.
4800 S. Pulaski Road
Chicago, Illinois  60632

Lorraine G. Ptak                                               80,188
Retired
120 Edgebrook Court
Indian Head Park, Illinois  60525

Rocco DiIorio                                                  10,164
Retired
5601 Lawn
Western Springs, Illinois  60558

Jeannine McInerney                                              8,164
Clinical Nurse Consultant
5646 West 35th Street
Cicero, Illinois  60804

Edward Wolak                                                   15,164
Retired
111 Edgebrook Court
Indian Head Park, Illinois  60525

Theresa Benes                                                     810
Vice President, Customer Service                              -------
3822 West 65th Street
Chicago, Illinois  60629

Total                                                         276,119
                                                              =======

-------------
(1) For detailed information regarding each Participant's beneficial ownership of common stock, including the number of shares listed above which represent shares currently purchasable upon the exercise of stock options, see the tables in the Proxy Statement listing beneficial ownership under the captions "Voting Securities and Certain Holders Thereof " and "Proposal I - Election of Directors."

         None of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. No Participant owns any shares of common stock of record but not beneficially. No Participant owns any securities of any subsidiary of the Company.

         During the past two years, none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Company.

         None of the Participants has any substantial direct or indirect interest in any matters to be acted upon at the Meeting, other than the directors who have been re-nominated for election to the Board.

         During the past two years, the Participants listed above effected the following purchases and sales of the Company's common stock: Mr. Przybyl acquired 332 shares on November 6, 1998 at a price of $10.50 per share.

         In addition, Ms. Rooney, Messrs. Ptak and Przybyl, and Ms. Benes have, during the past two years, acquired beneficial ownership of shares of common stock through their participation in the Company's Employee Stock Ownership Plan (the "ESOP"). Share allocations under the ESOP to Ms. Rooney, Messrs. Ptak and Przybyl and Ms. Benes for the plan years ended December 31, 1999 and 1998 were [_______] shares and 13,888 shares; [_______] shares and 7,761 shares; [_______]
shares and 9,247 shares; and [_______] shares and 4,063 shares, respectively.

         Each of the Participants listed above has been granted options to purchase common stock under the PS Financial, Inc. 1997 Stock Option and Incentive Plan, with the exception of Ms. Benes, as follows: Ms. Rooney and Mr. Ptak - each granted on May 28, 1997 a ten-year option to purchase 54,553 shares of common stock at an exercise price of $11.02 per share, vesting 20% annually beginning May 28, 1998; Ms. Ptak and Ms. McInerney and Messrs. DiIorio and Wolak
- granted on May 28, 1997 a ten-year option to purchase 10,911 shares of common stock at an exercise price of $11.02 per share, vesting 20% annually beginning May 28, 1998; and Mr. Przybyl - granted on May 28, 1997 a ten-year option to purchase 9,000 shares of common stock at an exercise price of $11.02 per share, vesting 20% annually beginning May 28, 1998.

         Each of the Participants listed above has been awarded shares of restricted stock under the PS Financial, Inc. 1997 Management Recognition and Retention Plan, as follows: Ms. Rooney and Mr. Ptak - each awarded on May 28, 1997, 21,821 restricted shares of common stock, vesting 20% annually beginning May 28, 1998; Ms. Ptak - awarded on May 28, 1997, 4,364 restricted shares of common stock, vesting 20% annually beginning May 28, 1998; Mr. Przybyl - awarded on May 28, 1997, 3,000 restricted shares of common stock, vesting 20% annually beginning May 28, 1998; and Ms. McInerney and Ms. Ptak and Messrs. Wolak and DiIorio, each awarded on May 28, 1997, 2,000 restricted shares of common stock, vesting 20% annually beginning May 28, 1998.

         Other than the stock option and restricted stock awards discussed above and the participation by Ms. Rooney, Messrs. Ptak and Przybyl and Ms. Benes in the ESOP, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

         Except as disclosed in this Proxy Statement, none of the Participants has any arrangement or understanding with respect to any future employment by the Company or its subsidiaries or any future transactions to which the Company or any of its subsidiaries will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1999 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $60,000.

                                 REVOCABLE PROXY

                               PS FINANCIAL, INC.

                         Annual Meeting of Stockholders
                                   May 3, 2000


         The undersigned hereby appoints the Board of Directors of PS Financial, Inc. (the "Company"), and the survivor of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on May 3, 2000 at 11:00 a.m., and at any and all adjournments thereof, as follows:

I.     The election as directors of all nominees listed below.

                   ---                                        ---
                   --- FOR                                    ---  WITHHELD


        INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                   JEANINE M. McINERNEY            ROCCO DIIORIO

II. The ratification of the appointment of Crowe, Chizek and Company LLP as auditors of the Company for the fiscal year ending December 31, 2000.

                   ---                ---                       ---
                   --- FOR            --- AGAINST               ---  ABSTAIN

III.   Stockholder Proposal

                   ---                ---                       ---
                   --- FOR            --- AGAINST               ---  ABSTAIN

       In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

         The Board of Directors recommends a vote "FOR" each of the nominees listed above and the ratification of Crowe, Chizek and Company LLP as auditors of the Company for the fiscal year ending December 31, 2000.

         The Board of Directors recommends a vote "AGAINST" Proposal III.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS I AND II AND AGAINST PROPOSAL III. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

       The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Meeting, a Proxy Statement dated March 29, 2000 and the Company's Annual Report to Stockholders for the fiscal year ending December 31, 1999.




Dated:
      -----------------------                -----------------------------------
                                             SIGNATURE OF STOCKHOLDER




                                             -----------------------------------
                                             SIGNATURE OF STOCKHOLDER


Please sign exactly as your name(s) appear(s) above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

            PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.